Exhibit 10.48

UNITED THERAPEUTICS CORPORATION

SHARE TRACKING AWARDS PLAN TERMS & CONDITIONS

(applicable to Awards granted to employees on or after January 1, 2010)

1                  Non-Transferability.  This Award may not be transferred in any manner other than by will or the laws of descent and distribution, and once vested may be exercised prior to expiration only by the Participant.  If the Participant dies prior to exercising a vested Award, the Award may be exercised by the person or persons entitled to do so under Section 9.1 of the Plan.  The terms of this Award shall be binding upon the executors, administrators, heirs, successors, and assigns of the Participant.

2.               Vesting.  For employees, this Award shall vest in accordance with the vesting schedule set forth in Section 5.4 of the Plan so long as Participant remains employed with the Company or its subsidiaries.  For members of the Board of Directors of United Therapeutics, this Award shall vest in accordance with the vesting schedule set forth in Section 5.4 of the Plan so long as the Participant serves as a member of the Board of Directors of the Company and meets the requirements for the period specified.

3                  Form of Payment.  The Appreciation (as that term is defined in Section 2.2 of the Plan) shall generally be paid to the Participant by Company check in the next payroll cycle for employees and next accounts payable cycle for the Board of Directors following the Exercise Date.

4.               Withholding.  As a condition to this Award, the Company will withhold in accordance with applicable law from any cash compensation payable to Participant any taxes required to be withheld by the Company under federal, state or local law as a result of Participant’s exercise of this Award.

5.               Special Exercise Rights.  Notwithstanding any other provision in the Plan or this Agreement to the contrary, upon (a) a Change of Control of the Company (as defined in Section 2.6 of the Plan) if the Award is not assumed by, or a substitute award granted, in connection with such Change of Control, (b) a Qualifying Termination of the employment of an employee within twelve months following a Change of Control of the Company (as defined in Section 2.6 of the Plan) if the Award is assumed, or a new award substituted, in connection with a Change in Control,, or (c) the Participant’s death or Total Disability (as defined in Section 2.19 of the Plan), or (d) as required by an employee’s employment agreement, this Award shall become fully exercisable.  If so determined by the Compensation Committee of the Board of Directors, all or a portion of the Award shall be automatically exercised upon the occurrence of a Change of Control to the extent the Award vests in connection with the Change of Control.

6.               Method of Exercise

a.               Once vested, this Award may only be exercisable by a Participant who is an employee of the Company or its subsidiaries either (i) at any time that Participant remains fully employed with United Therapeutics or its subsidiaries, or (ii) for a period of ninety (90) days following the date of termination of Participant’s employment with the Company or its subsidiaries.  For members of the Board of Directors of United Therapeutics, this Award, once vested, shall be exercisable at any time prior to its expiration.

b.              This Award shall be exercisable upon delivery to the Company of an executed Award Exercise Form (a copy of which is attached hereto).  This Award shall lapse and shall be without further force and effect if it remains unexercised by the Participant who is an employee of the Company or its subsidiaries ninety (90) days following the date of termination of Participant’s employment with the Company and its subsidiaries.

7.               Qualifying Termination Definitions.

a.               For purposes of Section 5 above, a “Qualifying Termination” means termination of the employee’s employment by the Company without “Cause” or resignation by the employee for “Good Reason”.

b.              “Cause” has the meaning specified in an employee’s employment agreement with the Company or, if there is no such agreement or definition, termination of the employee’s employment by the Company due to (i) employment- or profession-related misconduct or other employment- or profession-related similar action on the part of the employee; (ii) conviction of the employee of a crime involving a felony, fraud, embezzlement or the like; or (iii) misappropriation of Company funds or misuse of Company assets by the employee.

c.               “Good Reason” means the employee’s resignation from employment with the Company within 30 days following (i) a reduction in the employee’s base compensation by 10% or more, or (ii) a required relocation of the employee’s principal place of employment by more than 50 miles.

8.               Miscellaneous.  The Participant acknowledges receipt of a copy of the Plan which is attached hereto, and Participant represents that he or she is familiar with the terms and provisions thereof.  The Participant hereby accepts this Award subject to all the terms and provisions of the Plan.  The Participant hereby agrees to accept as binding, conclusive, and final all decisions and interpretations of the Board of Directors and, where applicable, the Compensation Committee of the Board of Directors, upon any questions arising under the Plan.  In the event of any conflict between the provisions of the Plan and these Terms & Conditions, the provisions of the Plan shall govern.